                                                FILED PURSUANT TO RULE 424(B)(3)
                                                REGISTRATION NO. 333-121263

                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                   FINAL TERMS NO. 2015 DATED 24 OCTOBER 2008

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$ 19,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$18,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2017
           CURRENTLY TOTALING A$ 2,019,447,000.00 (A$ 1,831,178,000.00
                              INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 14, 2005 and the US Prospectus dated December 17, 2004 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2007, and the US Prospectus dated December 10, 2007 (together, the "Prospectus") which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

1.  (i)   Issuer:                            Queensland Treasury Corporation

    (ii)  Guarantor:                         The Treasurer on behalf of the Government of
                                             Queensland

2.  Benchmark line:                          2017

                                             (to be consolidated and form a single series with
                                             QTC 6% Global A$Bonds due 14

                                             September 2017, ISIN US748305BG31)

3.  Specific Currency or Currencies:         AUD ("A$")

4.  (i)   Issue price:                       104.562%

    (ii)  Dealers' fees and commissions      No fee or commission is payable in respect of the
          paid by Issuer:                    issue of the bond(s) described in these final
                                             terms (which will constitute a "pricing
                                             supplement" for purposes of any offers or sales in
                                             the United States or to U.S. persons). Instead,
                                             QTC pays fees and commissions in accordance with
                                             the procedure described in the QTC Offshore and
                                             Onshore Fixed Interest Distribution Group
                                             Operational Guidelines.

5.  Specified Denominations:                 A$1,000

6.  (i)   Issue Date:                        24 October 2008

    (ii)  Record Date (date on and from      6 March  / 6 September. Security will be
          which security is Ex-interest):    ex-interest on and from 7 March / 7 September.

    (iii) Interest Payment Dates:            14 March / 14 September

7.  Maturity Date:                           14 September 2017

8.  Interest Basis:                          6 per cent Fixed Rate

9.  Redemption/Payment Basis:                Redemption at par

10. Change of Interest Basis or Redemption   Not Applicable
    /Payment Basis:

11. (i)   Status of the Bonds:               Senior and rank pari passu with other senior,
                                             unsecured debt obligations of QTC

    (ii)  Status of the Guarantee:           Senior and ranks pari passu with all its other
                                             unsecured obligations

12. Method of distribution:                  Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13. Fixed Rate Note Provisions Applicable

    (i)   Rate(s) of Interest:               6 per cent per annum payable semi-annually in
                                             arrears

    (ii)  Interest Payment Date(s):          14 March and 14 September in each year up to and
                                             including the Maturity Date

    (iii) Fixed Coupon Amount(s):            A$30 per A$1,000 in nominal amount
          (Applicable to bonds in
          definitive form)

    (iv)  Determination Date(s):             Not Applicable

    (v)   Other terms relating to the        None
          method of calculating
          interest for Fixed Rate Bonds:

PROVISIONS RELATING TO REDEMPTION

14. Final Redemption Amount:                 A$1,000 per bond of A$1,000 Specified Denomination
                                             (NB: If the Final Redemption Amount is other than
                                             100 per cent. of the nominal value the bonds will
                                             be derivative securities for the purposes of the
                                             Prospectus Directive and the requirements of Annex
                                             XII to the Prospectus Directive Regulation will
                                             apply and the Issuer will prepare and publish a
                                             supplement to the Prospectus)

15. Early Redemption Amount(s) payable on    Not Applicable
    redemption for taxation reasons or on
    event of default and/or the method of
    calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16. Form of Bonds:                           Permanent Global Note not exchangeable for
                                             Definitive Bonds

17. Additional Financial Centre(s) or        Not Applicable
    other special provisions relating to
    Payment Dates:

18. Talons for future Coupons or Receipts    No
    to be attached to Definitive Bonds
    (and dates on which such Talons
    mature):

19. Other terms or special conditions:       Not Applicable

                                             (When adding any other final terms consideration
                                             should be given as to whether such terms
                                             constitute "significant new factors" and
                                             consequently trigger the need for a supplement to
                                             the Prospectus under Article 16 of the Prospectus
                                             Directive)

DISTRIBUTION

20. (i)   If syndicated, names and           Not Applicable
          addresses of Managers and
          underwriting commitments:

    (ii)  Date of Dealer Agreement:          23 October 2008

    (iii) Stabilizing Manager(s) (if any):   Not Applicable

21. If non-syndicated, name and address of   National Australia Bank Ltd
    relevant Dealer:                         255 George Street
                                             Sydney NSW 2000

22. Whether TEFRA D or TEFRA C rules         TEFRA Not Applicable
    applicable or TEFRA rules not
    applicable:

23. Non exempt Offer                         Not Applicable

                                             (N.B. Consider any local regulatory requirements
                                             necessary to be fulfilled so as to be able to make
                                             a non-exempt offer in relevant jurisdictions. No
                                             such offer should be made in any relevant
                                             jurisdiction until those requirements have been
                                             met. Non-exempt offers may only be made into
                                             jurisdictions in which the base prospectus (and
                                             any supplement) has been notified/passported.)

24. Additional selling restrictions:         Not Applicable

LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$18,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------------
             Duly authorized

                            PART B--OTHER INFORMATION


1.  LISTING AND ADMISSION TO TRADING

    (i) Listing                              Bourse de Luxembourg.

    (ii) Admission to trading:               Application has been made by the Issuer (or on
                                             its behalf) for the bonds to be admitted to
                                             trading on the regulated market of the Bourse de
                                             Luxembourg with effect from the Issue Date.

                                             (Where documenting a fungible issue need to
                                             indicate that original securities are already
                                             admitted to trading.)

2.  RATINGS

    Ratings:                                 The bonds to be issued have been rated:
                                             S&P:     AAA
                                             Moody's: Aaap

                                             An obligation rate 'AAA' by S&P has the highest
                                             credit rating assigned by Standard & Poor's. The
                                             obligor's capacity to meet its financial
                                             commitment on the obligation is extremely strong.

                                             Obligations rated 'AAA' by Moody's are judged to
                                             be of the highest quality with minimal credit
                                             risk.

                                             A credit rating is not a recommendation to buy,
                                             sell or hold securities and may be revised or
                                             withdrawn by the rating agency at any time.  Each
                                             rating should be evaluated independently of any
                                             other rating.

                                             (The above disclosure should reflect the rating
                                             allocated to bonds issued under the bond facility
                                             generally or, where the issue has been
                                             specifically rated, that rating.)

3.  INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus
Directive.)]

4.  REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

    (i)   Reasons for the Offer:             See "Use of Proceeds" section in the prospectus
                                             supplement--if reasons for offer different from
                                             making profit and/or hedging certain risks will
                                             need to include those reasons here.

    (ii)  Estimated net proceeds:            Not Applicable.

                                             (If proceeds are intended for more

                                             than one use will need to split out and present
                                             in order of priority. If proceeds insufficient to
                                             fund all proposed uses state amount and sources
                                             of other funding.)

    (iii) Estimated total expenses:          Not Applicable.

                                             [Expenses are required to be broken down into
                                             each principal intended "use" and presented in
                                             order of priority of such "uses".]

5.  YIELD

    Indication of yield:                     5.44%

                                             Calculated as 7 basis points less than the yield
                                             on the equivalent A$ Domestic Bond issued by the
                                             Issuer under its Domestic A$ Bond Facility on the
                                             Trade Date.

                                             The yield is calculated at the Trade Date on the
                                             basis of the Issue Price. It is not an indication
                                             of future yield.

6.  OPERATIONAL INFORMATION

    (i)   ISIN Code:                         US748305BG31

    (ii)  Common Code:                       027594204

    (iii) CUSIP Code:                        748305BG3

    (iv)  Any clearing system(s) other       Not Applicable
          than Depositary Trust Company,
          Euroclear Bank S.A./N.V. and
          Clearstream Banking, societe
          anonyme and the relevant
          identification number(s):

    (v)   Delivery:                          Delivery free of payment

    (vi)  Names and addresses of             [__________]
          additional Paying Agent(s) (if
          any):

7.  TERMS AND CONDITIONS OF THE OFFER

    (i)   Offer Price;                       Not applicable

    (ii)  [Conditions to which the offer     Not applicable
          is subject;]

    (iii) [Description of the application    Not applicable
          process;]

    (iv)  [Details of the minimum and/or     Not applicable
          maximum amount of application;]

    (v)   [Description of possibility to     Not applicable
          reduce subscriptions and manner
          for refunding excess amount paid
          by applicants;]

    (vi)  [Details of the method and time    Not applicable
          limits for paying up and
          delivering the bonds;]

    (vii) [Manner in and date on which       Not applicable
          results of the offer are to
          be made public;]

    (viii)[Procedure for exercise of any     Not applicable
          right of pre-emption,
          negotiability of subscription
          rights and treatment of
          subscription rights not
          exercised;]

    (ix)  [Categories of potential           Not applicable
          investors to which the bonds
          are offered and whether
          tranche(s) have been reserved
          for certain countries;]

    (x)   [Process for notification to       Not applicable
          applicants of the amount
          allotted and the indication
          whether dealing may begin
          before notification is made;]

    (xi)  [Amount of any expenses and        Not applicable
          taxes specifically charged
          to the subscriber or Purchaser;]

    (xii) [Name(s) and address(es), to the   None
          extent know to the Issuer, of
          the placers in the various
          countries where the offer takes
          place.]